Exhibit j(1)

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference into the Prospectuses and Statement of Additional Information constituting part of Post-Effective Amendment Nos. 56 and 58 to the Registration Statement on Form N-1A of Fidelity Advisor Series II: Fidelity Advisor Intermediate Bond Fund and Fidelity Advisor Municipal Income Fund of our reports dated December 12, 2001 and Fidelity Advisor Mortgage Securities Fund of our report dated December 14, 2001 on the financial statements and financial highlights included in the October 31, 2001 Annual Reports to Shareholders of the above referenced funds.

We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectuses and "Auditor" in the Statement of Additional Information.

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____________________________	/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
December 21, 2001